Covington & Burling LLP
BEIJING BOSTON BRUSSELS DUBAI FRANKFURT	30 Hudson Yards
JOHANNESBURG LONDON LOS ANGELES NEW YORK	New York, NY 10001-2170
PALO ALTO SAN FRANCISCO SEOUL SHANGHAI WASHINGTON	T +1 212 841 1000

Exhibit 5.1

May 8, 2026

Odyssey Therapeutics, Inc.

51 Sleeper Street, Suite 800

Boston, Massachusetts 02210

Ladies and Gentlemen:

We have acted as counsel to Odyssey Therapeutics, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of up to 11,190,239 shares of the Company’s common stock (the “Common Stock”), par value $0.0001 per share (the “Shares”), consisting of (i) 4,441,463 Shares issuable pursuant to the exercise of outstanding options granted under the Odyssey Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), (ii) 3,431,900 Shares issuable pursuant to the exercise of outstanding options granted under the Odyssey Therapeutics, Inc. 2026 Long-Term Incentive Plan (the “2026 Plan”), (iii) 2,800,476 Shares reserved for future issuance under the 2026 Plan, and (iv) 516,400 Shares reserved for future issuance under the Odyssey Therapeutics, Inc. 2026 Employee Stock Purchase Plan (the “ESPP” and together with the 2021 Plan and the 2026 Plan, the “Plans”) pursuant to the registration statement on Form S-8 filed with the United States Securities and Exchange Commission on the date hereof (the “Registration Statement”).

We have reviewed:

(i)
the Registration Statement;
(ii)
the Plans;
(iii)
the Company’s Ninth Amended and Restated Certificate of Incorporation, as currently in effect; and
(iv)
the Company’s Amended and Restated Bylaws, as currently in effect.

We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have also assumed that the Shares will be duly registered on the books of the transfer agent and registrar of the Common Stock and that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”). We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, assuming that individual issuances under the Plan are duly authorized by all necessary corporate action of the Company, when issued in accordance with the terms of the Plans, and any awards duly adopted thereunder and in accordance therewith, will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the DGCL.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP